Exhibit 99.1

INVESTOR CONTACT: Kerri Thurston Phone | 913/397-8200 E-Mail | investor.relations@garmin.com	MEDIA CONTACT: Ted Gartner Phone | 913/397-8200 E-Mail | media.relations@garmin.com

Garmin Reports Second Quarter Revenue, Unit Volume and Pro Forma EPS Growth

Schaffhausen, Switzerland/August 4, 2010/Business Wire

Garmin Ltd. (Nasdaq: GRMN - news) today announced second quarter results for the period ended June 26, 2010.

Second Quarter 2010 Financial highlights:

•	Total revenue of $729 million, up 9% from $669 million in second quarter 2009 with all segments posting growth:
•	Automotive/Mobile segment revenue increased 2% to $447 million
•	Outdoor/Fitness segment revenue increased 32% to $143 million
•	Aviation segment revenue increased 1% to $65 million
•	Marine segment revenue increased 23% to $74 million
•	All geographies contributed growth in second quarter 2010:
•	North America revenue was $455 million compared to $436 million, up 4%
•	Europe revenue was $226 million compared to $198 million, up 14%
•	Asia revenue was $48 million compared to $35 million, up 37%
•	Units shipped increased 8% year-over-year to 4.0 million units.
•	Gross margin was stable at 54% in the current quarter compared to 53% in second quarter 2009 and 54% in first quarter 2010
•	Operating margin declined slightly on a year-over-year basis to 28% compared to 30% in second quarter 2009 but improved sequentially from 19% in first quarter of 2010
•
Diluted earnings per share (EPS) decreased 17% to $0.67 from $0.81 in second quarter 2009; pro forma diluted EPS increased 2% to $0.85 from $0.83 in the same quarter in 2009. (Pro forma EPS excludes the impact of foreign currency transaction gain or loss.)

•	Free cash flow generation of $172 million in second quarter 2010 and payment of the 2010 annual dividend of $1.50 per share for a cash and marketable securities balance of over $1.8 billion.

Year-to-Date 2010 Financial highlights:

•	Total revenue of $1.16 billion, up 5% from $1.11 billion year-to-date 2009

•	Automotive/Mobile segment revenue decreased 4% to $668 million
•	Outdoor/Fitness segment revenue increased 30% to $245 million
•	Aviation segment revenue increased 6% to $131 million
•	Marine segment revenue increased 18% to $116 million
•	All geographic areas contributed revenue growth:
•	North America revenue was $709 million compared to $702 million, up 1%
•	Europe revenue was $360 million compared to $340 million, up 6%
•	Asia revenue was $91 million compared to $64 million, up 42%
•	Gross margin increased to 54% in 2010 compared to 50% in 2009
•	Operating margin increased on a year-over-year basis to 25% compared to 23% in 2009
•
Diluted EPS decreased 18% to $0.86 from $1.05 in year-to-date 2009; pro forma diluted EPS increased 14% to $1.23 from $1.08 in year-to-date 2009.  (Pro forma EPS excludes the impact of foreign currency transaction gain or loss.)

•	Free cash flow generation of $369 million year-to-date.

Business highlights:

•	Posted strong gross margins of 54% as total company average selling price increased slightly.
•	Sold 4.0 million units in the second quarter of 2010, with unit growth in all business segments and all geographies.
•	Initiated early shipments of the nuvi® 3700 series which offers the most compelling form factor and feature set in the PND market today.
•	Delivered our new fitness device - the Forerunner® 110 fitness watch which has been met with high enthusiasm and strong demand.
•	Reported strong revenue and operating income growth in our marine segment as our momentum in both the after-market and with OEM partners has accelerated.
•	Completed our redomestication to Switzerland on June 28th.
•	Paid the 2010 annual dividend of $1.50 per share; representing a $299 million use of cash.
•	Repurchased 1.6 million shares of GRMN in the second quarter.

Executive overview from Dr. Min Kao, Chairman and Chief Executive Officer:

“In the second quarter, we delivered strong results including revenue growth of 9%, unit growth of 8% and pro forma EPS growth of 2% which provides a solid foundation as we enter the back half of 2010,” said Dr. Min Kao, chairman and chief executive officer of Garmin Ltd. “Based on our performance in the second quarter, we expect to deliver on our full year guidance for pro forma earnings per share.  The growth in our outdoor/fitness and marine segments made a significant contribution to the quarter and we plan to build on that momentum.

The automotive/mobile segment posted growth in the second quarter as OEM and mobile initiatives contributed to the increase.  Both pricing and margins in the quarter were on target with our expectations. PND pricing has shown signs of stabilizing with a decline of only 6% year-over-year, and cost reduction efforts largely offset the declines resulting in stable year-over-year margins.  Late in the quarter, we began delivery of the 3700 series of nuvis and are excited by the initial reception from both our customers and consumers.  In the quarter, we also launched the Garminfone™ A50 with T-Mobile and the nüvifone A10 with Optus in Australia.  Sales of our smartphone product category contributed $27M in revenue during the quarter.  While this was below our plan, we are working aggressively with T-Mobile and other carriers around the globe on the appropriate positioning and pricing of our devices in the competitive smartphone space.

The outdoor/fitness segment maintained its strong pace of growth with all categories – outdoor, golf, cycling and running – contributing to the revenue growth.    There are many products to be excited about in the segment but we are particularly excited about the contributions of our Dakota™ series of handhelds, Edge® 500 and Forerunner 110 which are bringing Garmin quality and features to an even more affordable price point. With these products, Garmin is offering a full range of solutions to meet almost every user’s needs which we believe will continue to fuel growth in the back half of the year and beyond.

The marine segment posted revenue growth of 23% as we took advantage of the continued recovery in the industry.  We believe we are outperforming the market and gaining share on the strength of our chartplotters and networked solutions.  The significant margin expansion both sequentially and year-over-year speaks to our strong execution in the segment.  As we look toward the back half of the year, we are excited to continue to grow our OEM customer base with wins such as our recently announced partnership with Bayliner.  As announced in July, Bayliner, a world leader in affordably-priced runabouts and cruisers, will be utilizing Garmin marine electronics in all navigation packages in the upcoming 2011 model year.

The aviation segment posted revenue growth of 1% as the retrofit and portable markets have continued to improve year-over-year.  OEM production remains relatively flat and we still expect OEM recovery to lag that of the overall economy.  Our strategic growth initiatives continue and the recent FAA certification of the G500H Helicopter Flight Display demonstrates our commitment to move aggressively into the helicopter market.”

Financial overview from Kevin Rauckman, Chief Financial Officer:

“Revenue growth in all segments and all geographies was a positive driver for our second quarter results,” said Kevin Rauckman, Chief Financial Officer of Garmin Ltd.  “With revenue growth of 9%, we were able to deliver pro forma earnings per share growth of 2% during the quarter on a year-over-year basis.  We posted strong double-digit growth in both outdoor/fitness and marine allowing those segments to contribute 31% and 16% of operating income respectively.

Gross margin for the overall business in the second quarter was 54% with auto/mobile and marine posting year-over-year margin improvement but all segments posting strong results.   We did continue to benefit from refinement of our warranty estimate which contributed 290 basis points to gross margin across the segments.  The marine segment gross margin was most improved at 66% compared to 59% in the second quarter of 2009.  Improvement was driven primarily by product mix shifting toward our high-end chartplotters and networked marine solutions.

Operating margin increased in the second quarter to 28% from 19% on a sequential basis.  The operating margin expansion occurred across all segments excluding aviation as revenues grew sequentially and operating costs declined as a percent of sales.  Total operating expenses increased by $37 million on a year-over-year basis.  We increased advertising and research and development expenses by $8 and $17 million, respectively.   The increased research and development spending was across all four segments of our business.    Other selling, general and administrative expenses increased by $12 million, or 19%, driven primarily by costs associated with our recent Swiss reorganization as well as increased product support and IT costs.

We generated $172 million of free cash flow in the second quarter of 2010.  After paying the 2010 annual dividend of $1.50 per share, we had a cash and marketable securities balance of just over $1.8 billion at the end of the quarter.”

2010 Full-Year Guidance

2010 Range
Revenue	$2.8 - $3.0B
Gross Margin	46-48%
Operating Income	$675M - $725M
Operating Margin	23-24%
EPS (Pro Forma)	$2.75-$3.15

We now expect revenue in 2010 between $2.8 and $3.0 billion with the slight reduction driven primarily by unfavorable foreign exchange movements, as well as a slight reduction in the Automotive/Mobile segment. While slightly reducing our revenue range, we are maintaining our previous EPS range due to the strong margins in the first half of 2010.  We anticipate both gross and operating margins to decline from the excellent margins generated in 2009 but at a much slower rate than had been earlier anticipated. The margin declines will be primarily driven by an ongoing price decline of approximately 5-10% in the PND industry, foreign currency exposure as well as increasing research and development investment across our segments. These factors and an anticipated increase in the effective tax rate result in a forecasted 2010 EPS of $2.75-$3.15.

Non-GAAP Measures

Pro Forma net income (earnings) per share

Management believes that net income per share before the impact of foreign currency translation gain or loss and other one-time items is an important measure.  The majority of the Company’s consolidated foreign currency gain or loss results from transactions involving the Euro, the British Pound Sterling and the Taiwan Dollar and from the exchange rate impact of the significant cash and marketable securities, receivables and payables held in U.S. dollars at the end of each reporting period by the Company’s various non U.S. subsidiaries.  Such gain or loss is required under GAAP because the functional currency of the subsidiaries differs from the currency in which various assets and liabilities are held.  However, there is minimal cash impact from such foreign currency gain or loss.  Accordingly, earnings per share before the impact of foreign currency translation gain or loss allow an assessment of the Company’s operating performance before the non-cash impact of the position of the U.S. Dollar versus other currencies, which permits a consistent comparison of results between periods.

The following table contains a reconciliation of GAAP net income per share to pro forma net income per share.

Garmin Ltd. And Subsidiaries
Net income per share (Pro Forma)
(in thousands, except per share information)

	13-Weeks Ended		26-weeks Ended
	June 26,	June 27,	June 26,	June 27,
	2010	2009	2010	2009

Net Income (GAAP)	$134,816	$161,871	$172,144	$210,409
Foreign currency (gain) / loss, net of tax effects	$35,756	$3,918	$73,916	$5,893
Gain on sale of equity securities, net of tax effects	-		-	$0
Net income (Pro Forma)	$170,572	$165,789	$246,060	$216,302

Net income per share (GAAP):
Basic	$0.68	$0.81	$0.86	$1.05
Diluted	$0.67	$0.81	$0.86	$1.05

Net income per share (Pro Forma)
Basic	$0.86	$0.83	$1.23	$1.08
Diluted	$0.85	$0.83	$1.23	$1.08

Weighted average common shares outstanding:
Basic	198,948	200,296	199,437	200,364
Diluted	200,102	200,853	200,626	200,814

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flow less capital expenditures for property and equipment.

The following table contains a reconciliation of GAAP net cash provided by operating activities to free cash flow.

Garmin Ltd. And Subsidiaries
Free Cash Flow
( in thousands)

	13-Weeks Ended		26-weeks Ended
	June 26,	June 27,	June 26,	June 27,
	2010	2009	2010	2009

Net cash provided by operating activities	$181,736	$256,272	$381,867	$555,688
Less: purchases of property and equipment	$(9,285)	$(10,207)	$(13,220)	$(23,343)
Free Cash Flow	$172,451	$246,065	$368,647	$532,345

Earnings Call Information

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, August 4, 2010 at 10:30 a.m. Eastern
Where:	http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html
How:	Simply log on to the web at the address above or call to listen in at 888-747-4666 or 913-312-1481.
Contact:	investor.relations@garmin.com

An archive of the live webcast will be available until September 4, 2010 on the Garmin website at http://www.garmin.com.  To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business.  Any statements regarding the company’s estimated earnings and revenue for fiscal 2010, the Company’s expected segment revenue growth rate, margins, the number of new products to be introduced in 2010 and the company’s plans and objectives are forward-looking statements.  The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 27, 2009 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983).  A copy of Garmin’s 2009 Form 10-K can be downloaded from

http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

The global leader in satellite navigation, Garmin Ltd. and its subsidiaries have designed, manufactured, marketed and sold navigation, communication and information devices and applications since 1989 – most of which are enabled by GPS technology.  Garmin’s products serve automotive, mobile, wireless, outdoor recreation, marine, aviation, and OEM applications. Garmin Ltd. is incorporated in the Schaffhausen, Switzerland, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. For more information, visit Garmin's virtual pressroom at www.garmin.com/pressroom or contact the Media Relations department at 913-397-8200.

Garmin, nüvi, Forerunner, and Edge are registered trademarks, and Garminfone and Dakota are trademarks of Garmin Ltd. or its subsidiaries.   All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved.

Garmin Ltd. And Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share information)

	(Unaudited)
	June 26,	December 26,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$1,173,169	$1,091,581
Marketable securities	18,622	19,583
Accounts receivable, net	499,324	874,110
Inventories, net	358,576	309,938
Deferred income taxes	57,068	59,189
Prepaid expenses and other current assets	52,758	39,470

Total current assets	2,159,517	2,393,871

Property and equipment, net	426,805	441,338

Marketable securities	636,184	746,464
Restricted cash	936	2,047
Licensing agreements, net	2,531	15,400
Noncurrent deferred income tax	20,498	20,498
Other intangible assets, net	184,888	206,256

Total assets	$3,431,359	$3,825,874

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$150,519	$203,388
Salaries and benefits payable	36,568	45,236
Accrued warranty costs	41,445	87,424
Accrued sales program costs	46,656	119,150
Deferred revenue	46,620	27,910
Accrued advertising expense	22,154	34,146
Other accrued expenses	81,162	143,568
Income taxes payable	11,312	22,846

Total current liabilities	436,436	683,668

Deferred income taxes	8,521	10,170
Non-current income taxes	275,876	255,748
Non-current deferred revenue	57,595	38,574
Other liabilities	1,317	1,267

Stockholders' equity:
Common stock, $0.005 par value, 1,000,000,000 shares authorized:
Issued and outstanding shares - 197,554,000 as of June 26, 2010 and 200,274,000 as of December 26, 2009	987	1,001
Additional paid-in capital	-	32,221
Retained earnings	2,648,589	2,816,607
Accumulated other comprehensive income/(loss)	2,038	(13,382)

Total stockholders' equity	2,651,614	2,836,447
Total liabilities and stockholders' equity	$3,431,359	$3,825,874

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except per share information)

	13-Weeks Ended		26-Weeks Ended
	June 26,	June 27,	June 26,	June 27,
	2010	2009	2010	2009

Net sales	$728,765	$669,104	$1,159,833	$1,105,803

Cost of goods sold	337,113	317,490	537,272	558,194

Gross profit	391,652	351,614	622,561	547,609

Advertising expense	42,440	34,023	59,841	57,248
Selling, general and administrative expense	73,832	62,186	141,509	121,963
Research and development expense	73,337	56,253	135,820	111,287
Total operating expense	189,609	152,462	337,170	290,498

Operating income	202,043	199,152	285,391	257,111

Interest income	5,791	5,190	12,669	10,286
Foreign currency	(43,605)	(4,836)	(90,141)	(7,274)
Other	180	335	2,013	(359)
Total other income (expense)	(37,634)	689	(75,459)	2,653

Income before income taxes	164,409	199,841	209,932	259,764

Income tax provision	29,593	37,970	37,788	49,355

Net income	$134,816	$161,871	$172,144	$210,409

Net income per share:
Basic	$0.68	$0.81	$0.86	$1.05
Diluted	$0.67	$0.81	$0.86	$1.05

Weighted average common shares outstanding:
Basic	198,948	200,296	199,437	200,364
Diluted	200,102	200,853	200,626	200,814

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	26-Weeks Ended
	June 26,	June 27,
	2010	2009
Operating Activities:
Net income	$172,144	$210,409
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	26,746	26,335
Amortization	24,809	15,914
Gain on sale of property and equipment	(6)	(108)
Provision for doubtful accounts	(552)	(5,223)
Deferred income taxes	(30)	(718)
Foreign currency transaction gains/losses	47,880	(4,493)
Provision for obsolete and slow moving inventories	10,309	14,111
Stock compensation expense	19,099	21,029
Realized gains on marketable securities	(470)	(1,274)
Changes in operating assets and liabilities:
Accounts receivable	364,401	233,166
Inventories	(64,272)	89,044
Other current assets	(1,468)	(2,415)
Accounts payable	(52,248)	(23,175)
Other current and non-current liabilities	(193,657)	(4,838)
Deferred revenue	37,425	-
Income taxes payable	(7,771)	(5,140)
Purchase of licenses	(472)	(6,936)
Net cash provided by operating activities	381,867	555,688

Investing activities:
Purchases of property and equipment	(13,220)	(23,343)
Proceeds from sale of property and equipment	-	(7)
Purchase of intangible assets	(8,229)	(3,496)
Purchase of marketable securities	(169,062)	(341,423)
Redemption of marketable securities	294,350	68,173
Change in restricted cash	1,111	(125)
Net cash provided by/(used in) investing activities	104,950	(300,221)

Financing activities:
Proceeds from issuance of common stock from exercise of stock options	5,452	310
Proceeds from issuance of common stock from stock purchase plan	-	3,712
Stock repurchase	(84,328)	(1,849)
Dividends paid	(299,103)	-
Tax benefit related to stock option exercise	1,898	65
Net cash provided by/(used in) financing activities	(376,081)	2,238

Effect of exchange rate changes on cash and cash equivalents	(29,148)	4,869

Net increase in cash and cash equivalents	81,588	262,574
Cash and cash equivalents at beginning of period	1,091,581	696,335
Cash and cash equivalents at end of period	$1,173,169	$958,909

Garmin Ltd. And Subsidiaries
Revenue, Gross Profit, and Operating Income by Segement (Unaudited)

	Reportable Segments
	Outdoor/		Auto/
	Fitness	Marine	Mobile	Aviation	Total
13-Weeks Ended June 26, 2010

Net sales	$142,316	$74,310	$447,225	$64,914	$728,765
Gross profit	$91,763	$49,108	$205,336	$45,445	$391,652
Operating income	$62,759	$32,146	$88,548	$18,590	$202,043

13-Weeks Ended June 27, 2009

Net sales	$108,009	$60,198	$436,718	$64,179	$669,104
Gross profit
Operating income	$50,416	$21,342	$106,712	$20,682	$199,152

26-Weeks Ended June 26, 2010

Net sales	$245,052	$115,625	$668,149	$131,007	$1,159,833
Gross profit	$157,325	$73,338	$300,110	$91,788	$622,561
Operating income	$101,327	$41,075	$105,530	$37,459	$285,391

26-Weeks Ended June 27, 2009

Net sales	$188,013	$98,215	$696,304	$123,271	$1,105,803
Gross profit	$121,639	$58,658	$279,258	$88,054	$547,609
Operating income	$78,920	$31,914	$111,318	$34,959	$257,111